EXHIBIT 99.1




                       PRESS RELEASE, DATED MARCH 23, 2015





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MARCH 23, 2015
                                                                   CANNAPHARMARX

         CANNAPHARMARX ANNOUNCES CHANGE IN STOCK TICKER SYMBOL TO "CPMD"

Carneys Point, NJ - March 23, 2015--CannaPharmaRx, Inc. (OTCQB: CPMD), a New Jersey-based pharmaceutical company, announced today that the Company's shares will begin trading on the OTC Bulletin Board (OTC) under its new stock ticker symbol "CPMD," effective as of this morning.

Gerry Crocker, Chief Executive Officer said, "Since the formation of CannaPharmaRx last year, we have made rapid progress in our mission to lay the foundation to provide safe and effective cannabinoid-based medicines to the public. By moving closer to completing our reverse merger, we hope to soon attract the level of investment required to conduct the clinical trials necessary to establish safe, consistent and effective cannabinoid-based products and therapies."

As background, the Company initiated a reverse merger with Golden Dragon Holding Company, when the Company entered into an Agreement and Plan of Merger, by and among Golden Dragon Holding Company (GDHC), a Delaware corporation, CannaPharmaRx, Inc., a Colorado corporation, and CPHR Acquisition Corp., a newly-formed wholly-owned subsidiary of GDHC, domiciled in Colorado.

Pursuant to a Definitive 14a Proxy Statement filed with the Securities and Exchange Commission on October 9, 2014, the Company's directors approved, and the shareholders voted to approve a name change from Golden Dragon Holding Company to CannaPharmaRx, Inc. An amendment to the Company's Certificate of Incorporation was filed with the Secretary of State of Delaware with an effective date of October 23, 2014.

Following the eventual completion of the merger and the retirement of the shares of Golden Dragon Holding Company and CPHR, the Company will have a total of approximately 18,953,287 shares of common stock issued and outstanding. As a result of the transaction contemplated under the merger, the Company's sole business operations will be that of CannaPharmaRx.

In addition to the new stock ticker symbol, the Company's common stock has also been assigned a new CUSIP number of 13765D109 in connection with the change. Outstanding stock certificates are not affected by the name change and do not need to be exchanged. The Company's new name "CannaPharmaRx" contains "Rx" as a strong reference to prescription based medicine. The Company strives to provide cannabinoid-based, FDA-approved pharmaceutical products under the traditional health care model, where medicine is prescribed by physicians and dispensed by pharmacists. Currently, most healthcare professionals are not permitted to prescribe or dispense marijuana, even for medical purposes, leaving dispensing

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of cannabis  products  primarily to caregivers in the 23 states and the District of Columbia which have enacted laws to legalize its medical use. CannaPharmaRx also plans to acquire and operate specialty and compounding pharmacies in
multiple   markets  in  the  U.S.  in  order  to  generate   revenues  in  2015.
CannaPharmaRx is in a parallel development path for animal health medicines that would also pass through the FDA approval process to be ultimately dispensed by veterinarians.

ABOUT CANNAPHARMARX
Our purpose is to innovate to bring cannabinoid-based therapies to market that improve patients' lives. R&D is at the heart of our mission as we work to transform advanced science and technologies into the therapies that matter most to patients and clinicians. Our executive management team has over 100 years of combined pharmaceutical industry experience developing and marketing prescription products. For more information, please visit www.CannaPharmaRx.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated," and "intend," among others. These forward-looking statements are based on CannaPharmaRx's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical products under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. CannaPharmaRx does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in CannaPharmaRx's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q as of September 30, 2014 and other periodic reports filed with the Securities and Exchange Commission.


Contact:
Bridamary Rosario
bbrosario@cannapharmarx.com
Source: CannaPharmaRx, Inc.
Released March 23, 2015